

                           QUIPP, INC. AND SUBSIDIARY
                                   EXHIBIT 11
                 SCHEDULE OF COMPUTATION OF NET INCOME PER SHARE
                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

         Diluted                                                               1999             1998              1997
         -------------------------------------------------------------------------------------------------------------------
         Net Income                                                           $3,672,689        $3,347,645       $3,081,304

                                                                        ----------------------------------------------------

         Basic weighted average number of common
             shares outstanding during the year                                1,822,783         1,630,706        1,576,556

         Add-common equivalent shares (determined using the
             "treasury stock" method) representing shares
             issuable upon exercise of employee stock options                     39,333            76,660           53,657
                                                                        ----------------------------------------------------

         Diluted Weighted average number of shares used
            in calculation of net income per share                             1,862,116         1,707,366        1,630,213
                                                                        ----------------------------------------------------

         Diluted income per common and common
             equivalent share                                                       1.97              1.96             1.89
         ===================================================================================================================


                           QUIPP, INC. AND SUBSIDIARY
                 SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS
                    YEARS ENDED DECEMBER 31, 1999, 1998, 1997


                                                        Balance,       Charged          Reclass                        Balance,
                                                       beginning         to             to Cost                           end
                                                        of year       Expenses       Contingencies      Write-offs      of year
                                                        -------       --------       -------------      ----------      -------
Year ended December 31, 1999:
     Allowance for doubtful
     accounts                                            217,789        88,635                   -              -        306,424

Year ended December 31, 1998:
     Allowance for doubtful
     accounts                                            715,275             -            (474,186)       (23,300)       217,789

Year ended December 31, 1997:
     Allowance for doubtful
     accounts                                            715,275             -                   -              -        715,275
